*090403*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number |
|---|---|
| *Barbara K. Cegavske (signature)* | **20170466179-73** |
| Barbara K. Cegavske<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>**11/01/2017 3:00 PM** |
| | Entity Number<br>**C2969-2004** |

# Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Correction

**(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)**

1. The name of the **entity** for which correction is being made:

McCusker Holdings Corp

2. Description of the original document for which correction is being made:

Article of Merger

3. Filing date of the original document for which correction is being made: June 15 2017

4. Description of the inaccuracy or defect:

Corporation state is inaccurate in the attachment, and the preferred share amount

5. Correction of the inaccuracy or defect:

Corporation State is Nevada, not Texas, and there are zero preferred shares

6. Signature:

**X** *Frank Hawley* — CEO — 11/01/2017

[redacted] **Signature** — **Title *** — **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*